Exhibit 5.1

Epiq Systems, Inc.

501 Kansas Avenue

Kansas City, Kansas 66105

September 4, 2015

Epiq Systems, Inc.

501 Kansas Avenue

Kansas City, Kansas 66105

Ladies and Gentlemen:

I am Senior Vice President, General Counsel of Epiq Systems, Inc. (the “Company”) and have acted as counsel to the Company in connection with the preparation and filing of a Registration Statement on Form S–8 (the “Registration Statement”) under the Securities Act of 1933, as amended, covering up to an aggregate of 490,000 shares of common stock, $0.01 par value per share, of the Company (the “Shares”), which may be issued pursuant to (i) certain Stand-Alone Non-Qualified Inducement Stock Option Agreements, by and between the Company and the grantees party thereto, dated April 25, 2012, November 7, 2012, November 21, 2014, April 27, 2015, May 1, 2015 and May 4, 2015 (collectively, the “Stock Option Agreements”), and (ii) the Epiq Systems, Inc. 2015 Inducement Award Plan (the “Inducement Plan”).

I have examined (i) the Articles of Incorporation of the Company, as amended, (ii) the Amended and Restated Bylaws of the Company, (iii) the Stock Option Agreements, (iv) the Inducement Plan, (v) the Registration Statement and (vi) such other records, documents and matters of law, and satisfied myself as to such matters of fact, as I have deemed relevant for purposes of this opinion. In rendering this opinion, I have assumed without investigation that the information supplied to me by the Company and its employees and agents is accurate and complete.

Based upon and subject to the foregoing, I am of the opinion that, when (i) the Registration Statement becomes effective under the Securities Act of 1933, as amended, and (ii) the Shares are issued and sold by the Company against payment therefor in accordance with the terms of the respective Stock Option Agreement or the Inducement Plan, as appropriate, the Shares will be validly issued, fully paid and non-assessable.

The opinions expressed herein are limited solely to the General and Business Corporation Law of the State of Missouri. I express no opinion on the laws of any other jurisdiction or the applicability or effect of any such laws or principles. I do not find it necessary for purposes of this opinion, and accordingly do not purport herein, to cover the application of the securities or “Blue Sky” laws of the various states to the delivery of the Shares pursuant to and in accordance with the terms and conditions of the Stock Option Agreements or the Inducement Plan, as appropriate.

I hereby consent to the filing of this opinion with the Securities and Exchange Commission (the “Commission”) as Exhibit 5.1 to the Registration Statement and to the reference to me included in and made a part of the Registration Statement. In giving this consent, I do not thereby admit that I am in the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Commission.

This opinion is limited to the specific issues addressed herein, and no opinion may be inferred or implied beyond that expressly stated herein. I assume no obligation to revise or supplement this opinion should the present laws of the State of Missouri be changed by legislative action, judicial decision or otherwise.

This opinion is furnished to you in connection with the filing of the Registration Statement and is not to be used, circulated, quoted or otherwise relied upon for any other purpose.

Very truly yours,

/s/ Jayne Rothman
Jayne Rothman Senior Vice President, General Counsel